Exhibit 10.2

August 5, 2015

Robert Bazemore

c/o Epizyme, Inc.

400 Technology Square

Cambridge, MA 02139

Dear Rob:

It is my pleasure to extend to you this offer of employment with Epizyme, Inc. (the “Company”). On behalf of the Company, I am pleased to set forth below the terms of your employment with the Company:

1.	Employment. You will be employed to serve on a full-time basis as an employee of the Company, commencing on August 5, 2015 (the “Commencement Date”), and will be appointed President and Chief Executive Officer effective September 10, 2015. As President and Chief Executive Officer, you will be responsible for such duties as are consistent with such position, plus such other duties as may from time to time be assigned to you by the Company. You shall report to the Board of Directors of the Company (the “Board”), and you agree to devote your full business time, best efforts, skill, knowledge, attention and energies to the advancement of the Company’s business and interests and to the performance of your duties and responsibilities as an employee of the Company. You agree to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein that may be adopted from time to time by the Company.

2.	Base Salary. Your base salary will be at the rate of $21,875 per semi-monthly pay period (which if annualized equals $525,000), less all applicable taxes and withholdings, to be paid in installments in accordance with the Company’s regular payroll practices. Such base salary may be adjusted from time to time in accordance with normal business practices and in the sole discretion of the Company.

3.	Discretionary Bonus. Following the end of each fiscal year and subject to the approval of the Board, you may be eligible for a retention and performance bonus, based on your performance and the Company’s performance during the applicable fiscal year, as determined by the Company in its sole discretion. The bonus payable to you for 2015, if any, will be prorated to reflect the portion of 2015 for which you served as President and Chief Executive Officer of the Company. Your target bonus is 50% of your annualized base salary. Such target bonus may be adjusted from time to time in accordance with normal business practices and in the sole discretion of the Company. You must be an active employee of the Company on the date any bonus is distributed in order to be eligible for and to earn a bonus award, as it also serves as an incentive to remain employed by the Company.

4.	Equity. Subject to Board approval, you will receive a stock option grant under the Company’s 2013 Stock Incentive Plan (the “Plan”) for the purchase of 300,000 shares of common stock of the Company at an exercise price per share equal to the fair market value of one share of Common Stock on the date of the grant as determined by the Company in its sole discretion. The stock option grant shall be subject to all terms and other provisions set forth in the Plan and in a separate stock option agreement, including the vesting schedule. The option will vest over a four-year period with the first quarter vesting on the first anniversary of the Commencement Date and the remaining three-fourths vesting monthly in 36 equal monthly installments following the first anniversary of the Commencement Date and until fully vested on the fourth anniversary of the Commencement Date, subject to your continued employment with the Company through each vesting date.

You may also be eligible for other grants of stock or stock options as determined by and in the sole discretion of the Board. Nothing in this section shall affect your status as an employee at will, as set for below.

5.	Benefits. You may participate in any and all benefit programs that the Company establishes and makes available to its employees from time to time, provided that you are eligible under (and subject to all provisions of) the plan documents that govern those programs. Benefits are subject to change at any time in the Company’s sole discretion.

6.	Vacation. You will be eligible for a maximum of three (3) weeks of paid vacation per calendar year to be taken at such times as may be approved in advance by the Company. The number of vacation days for which you are eligible shall accrue at the rate of 1.25 days per month that you are employed during such calendar year. Your accrual and use of vacation time will be pursuant to Company policy, as established and as may be modified in the sole discretion of the Company from time to time.

7.	Invention, Non-Disclosure, Non-Competition and Non-Solicitation Obligations. In exchange for your employment with the Company pursuant to the terms and conditions herein, you hereby agree to execute and adhere to the obligations set forth in the enclosed Employee Invention and Non-Disclosure Agreement, which is a condition to your employment with the Company.

8.	At-Will Employment. This letter shall not be construed as an agreement, either express or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at-will, under which both the Company and you remain free to end the employment relationship for any reason, at any time, with or without cause or notice. Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company, except as otherwise explicitly set forth herein. This letter supersedes all prior understandings, whether written or oral, relating to the terms of your employment.

9.	Severance Benefits. In recognition of your position with and value to the Company, and to provide you with assurance in the event of certain employment terminations, you have been selected to participate in the Company’s Executive Severance and Change in Control Plan, a copy of which is enclosed with this letter.

If this letter correctly sets forth the terms under which you will be employed by the Company, please sign and return to me, no later than August 5, 2015, the enclosed duplicate of this letter and the Employee Invention and Non-Disclosure Agreement.

Sincerely,

	By:	/s/ David Mott
David Mott
Director

The foregoing correctly sets forth the terms of my at-will employment with Epizyme, Inc. I am not relying on any representations other than those set forth above.

/s/ Robert Bazemore		August 5, 2015
Robert Bazemore		Date